   As filed with the Securities and Exchange Commission on January 30, 1997
                                             Registration No. 333-______

-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                    ---------------------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                    ---------------------------------------

                         COMMERCIAL FEDERAL CORPORATION
                    ---------------------------------------
            (Exact name of Registrant as Specified in Its Charter)

              Nebraska                             47-0658852
     ---------------------------                ---------------
     (State or other jurisdiction of            (I.R.S. Employer
     incorporation or organization)             Identification No.)

                            2120 South 72nd Street
                            Omaha, Nebraska 68101
                                (402) 554-9200
                    ---------------------------------------
                   (Address of Principal Executive Offices)

                        Commercial Federal Corporation
                     1996 Stock Option and Incentive Plan
               -------------------------------------------------
                           (Full Title of the Plan)

                            Gary R. Bronstein, Esq.
                            Cynthia R. Cross, Esq.
                      Housley Kantarian & Bronstein, P.C.
                       1220 19th Street N.W., Suite 700
                            Washington, D.C.  20036
                    ---------------------------------------
                    (Name and Address of Agent For Service)

                                (202) 822-9611
                    ---------------------------------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

================================================================================
                                            Proposed    Proposed
                                            Maximum      Maximum
       Title of each                        Offering    Aggregate     Amount of
    class of Securities      Amount to be    Price      Offering    Registration
     to be registered         registered   Per Share      Price          Fee
--------------------------------------------------------------------------------
Common Stock,
$.01 par value              1,050,000(1)     $(2)    $33,009,375(2)  $10,002.84

================================================================================

(1) Maximum number of shares issuable under Commercial Federal Corporation 1996 Stock Option and Incentive Plan, as adjusted in connection with the three for two split of the Registrant's common stock effective on January 14, 1997, and as such amount may be increased in accordance with said plan in the event of a merger, consolidation, recapitalization or similar event involving the Registrant.
(2) Under Rule 457(h) the registration fee may be calculated, inter alia, based
                                                              ----- ----
    upon the price at which the options may be exercised. 1,050,000 shares are being registered hereby, of which none are currently under option. These shares are being registered based upon the average of the high and low selling prices of the common stock of the Registrant as reported on the New York Stock Exchange on January 29, 1997 of $31.4375 per share ($33,009,375 in the aggregate).

                                    PART I

                      INFORMATION REQUIRED IN THE SECTION
                               10(a) PROSPECTUS

Item 1.  Plan Information*
------

Item 2.  Registrant Information and Employee Plan Annual Information*
------

         *Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Commercial Federal Corporation 1996 Stock Option and Incentive Plan (the "Plan") in accordance with Rule 428(b)(1). In accordance with Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference
------

         Commercial Federal Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address for the Commission's Web site is "http://www.sec.gov."

         The following documents are incorporated by reference in this Registration Statement:

         The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 as filed with the Commission on September 30, 1996 (Commission File No. 1-11515).

         The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 as filed with the Commission on November 14, 1996.

         The Company's Quarterly Report on Form 10-Q\A for the quarter ended September 30, 1996 as filed with the Commission on November 22, 1996.

         The Company's Current Reports on Form 8-K dated August 21, 1996 and November 18, 1996.

         The description of the Company's securities contained in the Form 8-A filed with the Commission on July 13, 1995.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the shares of common stock, par value $.01 per share ("Common Stock") shall be deemed to be incorporated by reference in this Registration Statement, and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities
------

         Not applicable, as the Common Stock is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.  Interests of Named Experts and Counsel
------

         Not Applicable.

Item 6.  Indemnification of Directors and Officers of the Bank
------

Federal Regulations clearly define areas for indemnity coverage, as follows:

         (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the Bank shall be indemnified by the Bank for:

              (i) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

              (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

              (iii) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

         (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subparagraph are met:

              (i) The Bank shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

              (ii) The Bank shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of his duty, only if a majority of the directors of the Bank determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope of his employment or authority and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the Bank or its shareholders.

However, no indemnification shall be made unless the Bank gives the OTS at least 60 days' notice of its intention to make such indemnification. No such indemnification shall be made if the OTS advises the Bank in writing, within such notice period, of its objection thereto.

         (c)  As used in this paragraph:

              (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

              (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

              (iii) "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

              (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contendere.

Indemnification of Directors and Officers of the Company

         Indemnification of directors and officers of the Company is provided under Article VI of the Articles of Incorporation of the Company for judgments, fines, settlements, and expenses, including attorney fees incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Article VI of the Articles of Incorporation provides that an outside director shall not be personally liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director and authorizes the Company to indemnify such outside director against monetary damages for such breach to the full extent permitted by law. This provision applies to acts or omissions occurring after the effective date of the amendment, and does not
                                                                        ---
limit liability for (i) any act or omission not in good faith which involves intentional misconduct or a knowing violation of law, (ii) any transaction from which the outside director derived an improper direct or indirect financial benefit, (iii) paying a dividend or approving a stock repurchase in violation of the Nebraska Business Corporation Act or (iv) any act or omission which violates a declaratory or injunctive order obtained by the Company or its stockholders. For purposes of Article VI, "outside director" is defined as any member of the Board of Directors who is not an officer or a person who may control the conduct of the Company through management agreements, voting trusts, directorships in related corporations or any other device or relationship.

         The Company has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, including liabilities under the Securities Act of 1933, as amended, and provides for payment to the Company of costs incurred by it in indemnifying its directors and officers subject to policy terms, limits, and deductibles. The director and officer liability insurance also provides direct courage for the directors and officers in the event the Company is prohibited from indemnifying its directors and officers.

         Under Nebraska law, indemnification of directors and officers may be provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of the Company. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Indemnification of directors and officers may be also provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, or suit by or in the right of the corporation if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter in which such person is adjudged to be liable for negligence or misconduct in the performance of his duties to the corporation unless the court in which the action is brought deems indemnity proper.

         The grant of indemnification to a director or officer shall be determined by a majority of a quorum of disinterested directors, by a written opinion from independent legal counsel, or by the shareholders.

         Indemnification shall be provided to any directors and officers for expenses, including attorney's fees, actually and reasonably incurred in the defense of any action, suit or proceeding to the extent that he or she has been successful on the merits.

Item 7.  Exemption from Registration Claimed
------

         Not Applicable.

Item 8.  Exhibits
------

         For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

Item 9.  Undertakings
------

         1.     The undersigned registrant hereby undertakes:

                (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement --

                       (i)   To include any prospectus required by
                Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                       (iii) To include any material information with respect to
                the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (b) That, for the purpose of determining any liability under the Securities Act of 1934, to treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Omaha, State of Nebraska, on December 16, 1996.

                                      COMMERCIAL FEDERAL CORPORATION

                                      By: /s/ William A. Fitzgerald
                                          ------------------------------------
                                          William A. Fitzgerald
                                          Chairman of the Board
                                          and Chief Executive Officer
                                          (Duly Authorized Representative)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                              Title                           Date
----------                                              -----                           ----

/s/ William a. Fitzgerald                      Principal Executive Officer        December 16, 1996
-----------------------------                  and Director
William A. Fitzgerald
Chairman of the Board and
Chief Executive Officer


/s/ James A. Laphen                            Principal Financial Officer       December 16, 1996
-----------------------------
James A. Laphen
President, Chief Operating Officer
and Chief Financial Officer


/s/ Gary L. Matter                             Principal Accounting              December 16, 1996
-----------------------------                  Officer
Gary L. Matter
Senior Vice President, Controller
and Secretary


/s/ Talton K. Anderson                         Director                          December 16, 1996
-----------------------------
Talton K. Anderson


/s/ Robert F. Krohn                            Director                          December 13, 1996
-----------------------------
Robert F. Krohn


/s/ Charles M. Lillis                          Director                          December 13, 1996
-----------------------------
Charles M. Lillis


/s/ Carl G. Mammel                             Director                          December  12, 1996
-----------------------------
Carl G. Mammel


/s/ Robert S. Milligan                         Director                          December 11, 1996
-----------------------------
Robert S. Milligan


/s/ James P. O'Donnell                         Director                          December 16, 1996
-----------------------------
James P. O'Donnell


/s/ Robert D. Taylor                           Director                          December 11, 1996
-----------------------------
Robert D. Taylor


/s/ Aldo J. Tesi                               Director                          December 13, 1996
-----------------------------
Aldo J. Tesi

                               INDEX TO EXHIBITS



Exhibit    Description
-------    -----------

  5 Opinion of Housley Kantarian & Bronstein, P.C. as to the validity of the Common Stock being registered

23.1 Consent of Housley Kantarian & Bronstein, P.C. (appears in their opinion filed as Exhibit 5)

23.2       Consent of Independent Certified Public Accountants

99.1       Commercial Federal Corporation 1996 Stock Option and Incentive Plan

99.2 Form of Stock Option Agreement to be entered into with Optionees with respect to Incentive Stock Options granted under the Commercial Federal Corporation 1996 Stock Option and Incentive Plan

99.3 Form of Stock Option Agreement to be entered into with Optionees with respect to Non-Incentive Stock Options granted under the Commercial Federal Corporation 1996 Stock Option and Incentive Plan

99.4 Form of Agreement to be entered into with Optionees with respect to Stock Appreciation Rights granted under the Commercial Federal Corporation 1996 Stock Option and Incentive Plan

99.5       Notice of Restricted Stock Award

99.6       Board resolutions approving the 1996 Stock Option and Incentive Plan